Rayonier Inc. and Subsidiaries

Exhibit 21

Subsidiaries of Rayonier Inc.

Name of Subsidiary*	State/Country of Incorporation/Organization

EAM Corporation	Delaware

Forestal Rayonier Chile Ltd.	Delaware

RAYAD, Inc.	Delaware

Rayland, LLC	Delaware

Rayonier Australia PTY Ltd.	South Australia

Rayonier Canada Ltd.	Yukon Territory, Canada

Rayonier China Limited	Delaware

Rayonier de Mexico, S.A. de C.V	Mexico

Rayonier Distribution Corp.	Delaware

Rayonier Far East Ltd.	Delaware

Rayonier Foreign Sales Corporation	U.S. Virgin Islands

Rayonier Forest Management, Inc.	Delaware

Rayonier Forest Resources Company	Delaware

The Rayonier Foundation	New York

Rayonier HB Limited	New Zealand

Rayonier Industries Ltd.	New York

Rayonier International Financial Services Limited	New Zealand

Rayonier New Zealand Limited	New Zealand

Rayonier MDF New Zealand	New Zealand

Rayonier New Zealand Services Company	Delaware

Rayonier NZ Holdings Limited	New Zealand

Rayonier NZ Management Limited	New Zealand

Rayonier Products and Financial Services Company	Delaware

Rayonier Singapore Limited	Delaware

Rayonier Timberlands Management, Inc.	Delaware

Rayonier Timberlands, L.P.	Delaware

Rayonier Timberlands Operating Company, L.P.	Delaware

Rayonier Wood Products, LLC	Delaware

REMI Environmental, Inc.	Delaware

RLA Trading Corporation	Delaware

Southern Wood Piedmont Company	Delaware

Taiga, Ltd.	Delaware

* Each of these subsidiaries may conduct business under the name of “Rayonier.”